UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IntelGenx Technologies Corp.

(Exact name of registrant as specified in its charter)

Delaware		87-0638336
(State or other jurisdiction of Incorporation or organization)	6420 Abrams Ville Saint Laurent, Quebec H4S 1Y2, Canada (Address of principal executive offices)	(I.R.S. Employer Identification No.)

INTELGENX TECHNOLOGIES CORP.

PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

(Full title of the Plan)

Ingrid Zerbe

Corporate Secretary
IntelGenx Technologies Corp.,

6420 Abrams, Ville Saint Laurent, Quebec, H4S 1Y2
(514) 331-7440

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Richard Raymer
Dorsey & Whitney LLP
TD Canada Trust Tower

Brookfield Place, 161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1 Canada
Tel: (416) 367-7388

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the "Registration Statement") is being filed for the purpose of registering (i) an additional 3,366,452 shares of common stock (the "Common Stock") of IntelGenx Technologies Corp. (the "Registrant" or "Company") authorized for issuance under the IntelGenx Technologies Corp. Performance and Restricted Share Unit Plan (the "Plan") and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

On July 27, 2018, the Registrant filed a registration statement on Form S-8 (File No. 333-226390) (the "Prior Registration Statement") covering the registration of 1,000,000 shares previously authorized for issuance under the Plan. This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates and is filed in accordance with General Instruction E to Form S-8, and accordingly should be considered a post-effective amendment to the Prior Registration Statement. The contents of the Prior Registration Statement are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the United States Securities and Exchange Commission (the "SEC") are hereby incorporated herein by reference:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 29, 2023;

(b) Definitive Proxy Statement on Schedule 14A filed on March 29, 2023;

(c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023;

(d) Current Reports on Form 8-K filed on February 21, 2023, March 24, 2023, March 24, 2023 (as amended on March 27, 2023), April 18, 2023, May 10, 2023, July 21, 2023, August 31, 2023, October 12, 2023, November 28, 2023, December 4, 2023; and

(e) The description of the Registrant's shares of common stock set forth in the registration statement on Form 10SB12G, and any amendments thereto, registering the Registrant's common stock under Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), which was filed with the SEC on July 28, 2000 (as amended on September 5, 2000), and the Registrant's current report on Form 8-K filed on December 18, 2018, and any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is also deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145(a) of the General Corporation Law of Delaware, we may indemnify any of our officers or directors in any action other than actions by or in the right of our Company, whether civil, criminal, administrative or investigative, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company, and, with respect to any criminal action or proceedings if such director or officer has no reasonable cause to believe his conduct was unlawful. Under Section 145(b), we may indemnify any of our officers or directors in any action by or in the right of our Company against expenses actually and reasonably incurred by him in the defense or settlement of such action if such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, except where such director or officer shall have been adjudged to be liable to the Company, unless, on application, the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person in view of all the circumstances is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Section 145(c) provides for mandatory indemnification of officers or directors who have been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b). Section 145(d) authorizes indemnification under subsections (a) and (b) in specific cases if approved by our board of directors or stockholders upon a finding that the officer or director in question has met the requisite statutory standards of conduct. Section 145(g) empowers us to purchase insurance coverage for any director, officer, employee or agent against any liability incurred by him in his capacity as such, whether or not we would have the power to indemnify him under the provisions of the Delaware General Corporation Law. The foregoing is only a summary of the described sections of the Delaware General Corporation Law and is qualified in its entirety by reference to such sections. Our bylaws provide that we shall indemnify each of our officers and directors to the fullest extent permitted by applicable law. Our certificate of incorporation also provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1	IntelGenx Technologies Corp. Performance and Restricted Share Unit Plan (incorporated by reference from the Registrant's Form S-8, File No. 333-226390, filed on July 27, 2018)

5.1	Opinion of Dorsey and Whitney LLP (filed herewith)

23.1	Consent of Richter LLP (filed herewith)

23.3	Consent of Dorsey and Whitney LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)

107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ville St- Laurent, Province of Quebec, on December 11, 2023.

INTELGENX TECHNOLOGIES CORP.

By:	/s/ Dwight Gorham
Name: Dwight Gorham Title: Chief Executive Officer (Principal Executive Officer)

By:	/s/ Andre Godin
Name: Andre Godin Title: President and Chief Financial Officer (Principal Accounting and Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Dwight Gorham his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dwight Gorham	Chief Executive Officer (Principal Executive Officer)	December 11, 2023
Dwight Gorham

/s/ Andre Godin	President and Chief Financial Officer	December 11, 2023
Andre Godin	(Principal Accounting and Financial Officer)

/s/ Horst G. Zerbe	Director, Chairman of the Board	December 11, 2023
Horst G. Zerbe

/s/ Bernd Melchers	Director	December 11, 2023
Bernd J. Melchers

/s/ Clemens Mayr	Director	December 11, 2023
Clemens Mayr

/s/ Mark Nawacki	Director	December 11, 2023
Mark Nawacki

/s/ Monika Trzcinska	Director	December 11, 2023
Monika Trzcinska

/s/ Sahil Kirpekar, M.D.	Director	December 11, 2023
Sahil Kirpekar

/s/ Ryan Barrett	Director	December 11, 2023
Ryan Barrett